FORM OF LETTER AGREEMENT BETWEEN MATTHEW        Exhibit 10.11
                RUBEL AND J. CREW GROUP, INC.               -------------

                                               January 27, 1998

Mr. Matthew Rubel
739 Lake Avenue
Greenwich, CT  06830

Dear Matt,

      This letter agreement ("Agreement") will supersede your current employment agreement dated September 20, 1995 (countersigned by you on September 21, 1995) and the "Incentive Award for Matt Rubel" dated January 29, 1997 as well as any other agreements, arrangements, or understandings of any kind (written or oral) pertaining to your relationship with J.Crew Group, Inc. or any of its subsidiaries and affiliates (hereinafter "the "Company"), including your employment, compensation, equity or other incentive or transaction bonuses, plans or programs or any other benefits or perquisites, except that you will be eligible to participate in the 1997 J.Crew Stock Option Plan pursuant to the terms and conditions of such plan.

      You will be employed as President of Popular Club Plan ("PCP") and shall report to the Chief Executive Officer of J.Crew Operating Corp. or to such other person or persons as the Chief Executive Officer directs or that the Company may determine. You will be required to devote your full time and best efforts, attention, and energy to the performance of your duties to the Company.

      Your annual base salary shall be $475,000 and shall be paid pursuant to regular company payroll practices.

      You will continue to be eligible for an annual bonus in fiscal year 1997 which will be determined in accordance with the provisions of Appendix A to this Agreement. The Company will present to you in 1998 a bonus schedule for fiscal year 1998. It is Company policy to make bonus payments in mid-April after the close of our fiscal year, and only to individuals actively employed on the date of disbursement. Of course this policy shall apply to all bonuses payable hereunder.

      In addition, in the event of a sale of all the assets or common stock of PCP during your employment hereunder, you will be eligible for a transaction bonus (the "Transaction Bonus") based on the gain from such sale, as described in Appendix B attached to this Agreement. For this purpose, "gain" shall mean the portion of the amount received by the Company in connection with the sale of PCP in excess of the greater of (i) $50 million or
(ii)the twelve month average of the net book value of the assets of PCP (i.e., total shareholder's equity). The portion of the amount received by the Company shall be determined on a pre-tax basis as follows: (i) 80% of the Transaction Bonus on the date of the closing of the transaction, and (ii) an amount equal to (A) 100% of the Transaction Bonus, adjusted to reflect any post-closing adjustments minus (B) the amount of Transaction Bonus previously paid on the date of the closing of the transaction, within thirty days after the post-closing adjustments are finalized. If the amount determined pursuant to the preceding sentence is a negative number, you will pay such amount over to the Company within thirty days after the date the Company notifies you of such amount. In no event will you be required to pay to the Company an amount in excess of the amount the Company paid to you on the closing of the transaction with respect to the Transaction Bonus.

      During your employment hereunder, the Company will continue to provide you with a car per your current lease.

      The Company's benefit package currently includes 3 weeks vacation, 3 personal days, holidays, life insurance, medical insurance, long term disability, 401K tax deferred savings plan, a health flexible spending account, and the employee discount. The Company reserves the right to change these benefits at any time at its sole discretion.

      In addition to the benefits stated above, the Company will pay premiums on a life insurance policy at a cost not to exceed $13,000 per year (the "Additional Life Insurance"). The life insurance will be payable to the beneficiary or beneficiaries that you designate.

      If the Company terminates your employment for any reason whatsoever other than death, disability, or cause (cause shall include breach of this agreement, dishonesty, theft, embezzlement, material dereliction in the performance of your duties, insobriety or drug use while performing duties and conviction of a crime other than traffic violations or minor misdemeanors), or if you are not offered comparable employment either by the Company or by the acquirer in the event of a sale of PCP, the Company will continue your base pay, medical benefits and the premium payments for the Additional Life Insurance for a period of twelve months; provided that you are in compliance with the restrictive covenants provided in this Agreement and that you execute a general release and waiver, waiving all claims you may have against the Company. During such twelve-month period, salary continuation, medical benefits, and premium payments for the Additional Life Insurance will be paid provided that you exercise good faith efforts to promptly obtain new employment. The Company shall have the right to terminate any salary and medical continuation payments when you obtain new employment and to offset your base pay continuation by the amount of compensation that you earn during such twelve-month period from such new employment. If, however, you resign, become disabled, die, or are terminated for cause, no salary and benefit continuation will be paid. Your relationship with the Company is one of employment at will, and the payments described in this paragraph are the only payments to which you will be entitled as a result of the termination of your employment.

      As additional consideration for the Company entering into this agreement and agreeing to make the salary continuation payments described above, you agree that during your employment by the Company and for a period of twelve months after the later of the date on which any employment or consulting relationship is terminated or the date on which the last salary, salary continuation, bonus, or other payment is made, you shall not directly or indirectly solicit, hire, or seek to influence on behalf of any person or entity any employee of the Company.

      You agree that, while employed and thereafter, you will hold in strict confidence any proprietary or confidential information or material related to the Company. This includes but is not limited to customer lists, trade practices, marketing techniques, pricing structures and practices, research, trade secrets, processes, systems, programs, methods, software, merchandising, planning, inventory and financial control, store design, staffing, etc. You also agree that breach of the confidentiality or employee non-solicitation provisions previously noted would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and we would be entitled to temporary and permanent injunctive relief in any Court of competent jurisdiction (without the need to post any bond).

      You agree not to disclose any information regarding the existence or substance of this Agreement to any third party, without the prior written consent of the Company except as may be required by law or with your professional advisors for the purposes of discussing the subject matter hereof and, with respect to such professional advisors, you agree to inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance hereof. Further, you agree not to directly or indirectly disparage or defame the Company or any of its directors, officers or employees.

      This Agreement shall inure to the benefit of and be an obligation of the Company's assigns and successors; however you may not assign your duties and obligations hereunder to any other party.

      No provision of this Agreement may be amended or waived, unless such amendment or waiver is specifically agreed to in writing and signed by you and an officer of the Company duly authorized to execute such amendment.

      This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in that County in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non conveniens, and consents to service of process by U.S. certified or registered mail in any action or proceeding with respect to this Agreement.

      If the terms of this letter Agreement meet with your approval, please sign and return one copy to me.

                                    Sincerely,


                                    Emily Woods
                                    Chairman & CEO



Agreed to and Accepted:


-----------------------------------------
Matt Rubel                   Date








Exhibit A
---------

Matt Rubel
fy97 bonus ($k)

                      PCP
  Fiscal Year   Profit Before Taxes     Annual Bonus
  -----------   -------------------     ------------

     1997       less than 2,000            -0-
                     2,000                 50
                     3,000                125
                     4,000                200
                     5,000                275
                     6,000                350
                     7,000                425

Exhibit B
---------


PCP Disposition Bonus - equals the sum of (i) 12% of gain, if any, from
                         $2.5 million to and including $5 million, plus
                         (ii) 15% of gain, if any, above $5 million.


Schedule
                                $k
                       --------------------

     Award             Gain           Bonus
     -----             ----           -----

  12% of gain         <2,500             0
                       3,000            60
                       3,500            120
                       4,000            180
                       4,500            240
                       5,000            300

  15 % of gain         5,500            375
                       6,000            450
                       6,500            525
                       7,000            600
                       7,500            675
                       8,000            750
                       8,500            825
                       9,000            900
                       9,500            925
                      10,000          1,050

                      15,000          1,800

                      20,000          2,550

                      30,000          4,050